Exhibit 4.9 (b)

To:	Endeavour International Corporation

From:	BNP Paribas S.A. (the “Agent”)

Date:	9 March 2007
THIS MESSAGE CONSISTS OF 3 PAGES INCLUDING THIS ONE.

Endeavour International Corporation (the “Company”)
US$225,000,000 Secured Revolving Loan and Letter of Credit Facility Agreement of 30 October 2006
(the “Credit Agreement”)
Financial Covenants — Gearing

1.	INTRODUCTION

1.1	We refer to:-
1.1.1	the Credit Agreement; and

1.1.2	the Company’s recent request relating to its compliance with Clause 24.4 — Gearing.
1.2	Unless otherwise defined in this letter, terms defined in the Credit Agreement (whether expressly or by incorporation and as the context so requires) shall have the same meaning when used in this letter.

2.	WAIVER CONSENT

With effect from the date of this letter:
Clause 24.4 (Gearing) of the Credit Agreement — the Majority Creditors have granted a waiver to the Company to comply with Clause 24.4 Gearing of the Credit Agreement until 31st of December 2007 in respect of the Measurement Period (as defined in the Credit Agreement) then ended (i.e., to waive this Clause with respect to the Measurement Periods ending on 31 December 2006 and 30 June 2007).

3.	GENERAL

3.1	Save as expressly provided for in this letter, no provision of any Finance Document is waived, amended or otherwise modified and the waivers and amendments contemplated in this letter shall be without prejudice to the rights and remedies of the Secured Creditors with respect to any other matters.

3.2	This letter is a designated Finance Document.

3.3	This letter may be executed in a number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

3.4	This letter is governed by English law.

3.5	Please confirm your acceptance of the terms of this letter by counter-signing this letter or a copy of it.

Yours faithfully,

/s/ Remi Collonges-Dufouleur	/s/ Severine Cantoia

Rémi COLLONGES-DUFOULEUR	Severine CANTOIA

For and on behalf of
BNP Paribas S.A.

We agree to the terms of this letter.

/s/ Lance Gilliland

For and on behalf of Endeavour International Corporation
(for itself and on behalf of each other Obligor)